NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2023 Financial Results

Company reports GAAP diluted earnings per share of $0.32 for the quarter, affirms $510 million capital plan for 2023 and announces a
$0.64 per share quarterly dividend payable September 29, 2023

BUTTE, MT / SIOUX FALLS, SD - July 24, 2023 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended June 30, 2023. Net income for the period was $19.1 million, or $0.32 per diluted share, as compared with net income of $29.8 million, or $0.54 per diluted share, for the same period in 2022. This decrease was primarily due to unfavorable weather driving lower electric and natural gas retail volumes and transmission revenues, higher operating, administrative and general costs, higher depreciation and depletion expense, higher interest expense, and higher income tax expense, partly offset by higher Montana interim rates, and lower non-recoverable Montana electric supply costs. In addition to lower net income, diluted earnings per share decreased due to equity issuances during 2022 that increased average shares outstanding in 2023.

Non-GAAP Adjusted diluted earnings per share for the quarter ended June 30, 2023 was $0.35 as compared to $0.54 for the same period in 2022. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

"Second quarter earnings were impacted by unfavorable weather. Absent the weather impact, the quarter was in line with our expectations," said Brian Bird, President and Chief Executive Officer. “We are executing on our regulatory priorities, including the settlement agreement pending approval from the Montana Public Service. In addition, in mid-June we filed our first electric rate review in South Dakota since 2015 seeking recovery of nearly thirty percent of rate base that is not included in customer rates today. We look forward to working with the South Dakota staff and commission in that filing as well. Rate relief from these two filings will provide a path for meaningful earnings growth which is critically important to attracting the right long-term investors and fairly priced capital, putting the Company in a strong financial position to successfully serve our customers. Completing both of these incredibly comprehensive filings within the last twelve months was a significant undertaking by many of our dedicated and talented employees. We are grateful for their efforts." Bird concludes, "We remain on track to complete our $510 million capital plan for the year, including the 175 megawatt Yellowstone County Generating Station in Montana. After receiving significant legislative and judicial support on the project, construction has resumed and the station is expected to be available to serve our customers by the end of third quarter 2024."

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

CONSOLIDATED STATEMENT OF INCOME

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of gross margin to utility margin:	2023	2022	2023	2022

Operating Revenues (1)	$290.5	$323.0	$745.1	$717.4
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	67.6	95.0	233.1	230.1
Less: Operating and maintenance	54.9	53.3	110.7	106.1
Less: Property and other taxes	40.1	46.9	89.3	93.8
Less: Depreciation and depletion	52.4	48.2	105.6	97.1
Gross Margin	$75.5	$79.6	$206.4	$190.3
Operating and maintenance	54.9	53.3	110.7	106.1
Property and other taxes	40.1	46.9	89.3	93.8
Depreciation and depletion	52.4	48.2	105.6	97.1
Utility Margin(1)	$222.9	$228.0	$512.0	$487.3
(1) Decrease in revenues is primarily related to pass-through supply costs and non-cash regulatory amortizations.
(2) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measures” section below.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues (1)	$290.5	$323.0	$745.0	$717.5
Fuel, purchased supply and direct transmission expense(2)	67.6	95.0	$233.1	$230.1
Utility Margin (3)	222.9	228.0	$511.9	$487.4

Operating and maintenance	54.8	53.3	$110.7	$106.1
Administrative and general	30.0	27.2	$64.7	$58.9
Property and other taxes	40.1	46.9	$89.3	$93.7
Depreciation and depletion	52.4	48.2	$105.6	$97.1
Total Operating Expenses (4)	177.3	175.6	$370.3	$355.8
Operating income	45.6	52.3	$141.6	$131.6
Interest expense, net	(28.4)	(24.0)	$(56.4)	$(47.7)
Other income, net	4.1	2.9	$8.8	$7.6
Income before income taxes	21.3	31.2	$94.0	$91.4
Income tax expense	(2.1)	(1.4)	$(12.4)	$(2.5)
Net Income	19.1	29.8	$81.7	$88.9
Basic Shares Outstanding	59.8	54.3	59.8	54.2
Earnings per Share - Basic	$0.32	$0.55	$1.37	$1.64
Diluted Shares Outstanding	59.8	55.1	59.8	55.0
Earnings per Share - Diluted	$0.32	$0.54	$1.37	$1.62

Dividends Declared per Common Share	$0.64	$0.63	$1.28	$1.26
(1) Decrease in revenues is primarily related to pass-through supply costs and non-cash regulatory amortizations.
(2) Exclusive of depreciation and depletion expense.
(3) Utility Margin is a Non-GAAP financial measure.
     See "Reconciliation of gross margin to utility margin" above and “Non-GAAP Financial Measures” below.
(4) Excluding fuel, purchased supply and direct transmission expense.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

RECONCILIATION OF PRIMARY CHANGES DURING THE QUARTER

	Three Months Ended June 30, 2023 vs. 2022
	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share
	(in millions, except EPS)
Second Quarter, 2022	$31.2	$(1.4)	$29.8	$0.54
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Lower natural gas retail volumes	(5.3)	1.3	(4.0)	(0.07)
Lower electric retail volumes	(3.5)	0.9	(2.6)	(0.05)
Lower electric transmission revenue	(1.7)	0.4	(1.3)	(0.02)
Montana interim rates (subject to refund)	7.1	(1.8)	5.3	0.10
Montana property tax tracker collections	3.3	(0.8)	2.5	0.04
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues and lower electric supply costs	3.0	(0.8)	2.2	0.04
Natural gas transportation	0.4	(0.1)	0.3	0.01
Other	(0.4)	0.1	(0.3)	(0.01)

Variance in expense items(2) impacting net income:
Higher operating, maintenance, and administrative expenses	(7.2)	1.8	(5.4)	(0.10)
Higher interest expense	(4.4)	1.1	(3.3)	(0.06)
Higher depreciation expense	(4.2)	1.1	(3.1)	(0.05)
Higher other state and local tax expense	(0.9)	0.2	(0.7)	(0.01)
Prior year Montana Community Renewable Energy Projects (CREP) Penalty	2.5	—	2.5	0.05
Other	$1.4	$(4.2)	$(2.8)	(0.06)
Dilution from higher share count				$(0.03)
Second Quarter, 2023	$21.3	$(2.2)	$19.1	$0.32
Change			$(10.7)	$(0.22)
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

SIGNIFICANT TRENDS AND REGULATION

Regulatory Update

Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Montana Rate Review Filing – On August 8, 2022, we filed a Montana electric and natural gas rate review with the Montana Public Service Commission (MPSC) requesting an annual increase to electric and natural gas utility rates. On September 28, 2022, the MPSC approved interim rates effective October 1, 2022, subject to refund. Subsequently, we modified our request through rebuttal testimony. On April 3, 2023, we filed a settlement agreement with certain parties, which is subject to approval by the MPSC. The details of our rebuttal request, interim rates granted, and the settlement agreement are set forth below:

Montana Rate Review ($ in millions)
	Electric	Natural Gas
Current return on equity (ROE)	9.65%	9.55%
Current Equity Ratio	49.38%	46.79%
Proposed Settlement ROE	9.65%	9.55%
Proposed Settlement Equity Ratio	48.02%	48.02%
Rebuttal Filing Forecasted 2022 Rate Base	$2,842	$582

Requested Revenue Increase Through Rebuttal Testimony (in millions)
	Electric	Natural Gas
Base Rates	$90.6	$22.4
Power Cost & Credit Mechanism (PCCAM)(1)	$69.7	n/a
Property Tax (tracker base adjustment)(1)	$14.5	$4.2
Total Revenue Increase Requested through Rebuttal Testimony	$174.8	$26.6

Interim Revenue Increase Granted (in millions)
	Electric	Natural Gas
Base Rates	$29.4	$1.7
PCCAM(1)	$61.1	n/a
Property Tax (tracker base adjustment)(1)(2)	$10.8	$2.9
Total Interim Revenue Granted	$101.3	$4.6

Requested Revenue Increase Through Settlement Agreement (in millions)
	Electric	Natural Gas
Base Rates	$67.4	$14.1
PCCAM(1)	$69.7	n/a
Property Tax (tracker base adjustment)(1)	$14.5	$4.2
Total Revenue Requested per Settlement Agreement	$151.6	$18.3
(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.
(2) Our requested interim property tax base increases went into effect on January 1, 2023, as part of our 2023 property tax tracker filing.

The settlement includes, among other things, agreement on electric and natural gas base revenue increases, allocated cost of service, rate design, updates to the base amount of revenues associated with property taxes and electric supply costs, and regulatory policy issues related to requested changes in regulatory mechanisms.

The settlement agreement provides for an update to the PCCAM by adjusting the base costs from $138.7 million to $208.4 million and providing for more timely quarterly recovery of deferred balances instead of

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

annual recovery. It also addresses the potential for future recovery of certain operating costs associated with the Yellowstone County Generating Station and provides for the deferral of incremental operating costs related to our Enhanced Wildfire Mitigation Plan. The settling parties agreed to terminate the pilot decoupling program (Fixed Cost Recovery Mechanism) and that the proposed business technology rider will not be implemented.

A hearing on the settlement agreement was held in April 2023, post-hearing briefing concluded in June 2023, and we expect a decision from the MPSC during the third quarter of 2023. Interim rates remain in effect on a refundable basis until the MPSC issues a final order.

South Dakota Electric Rate Review Filing – On June 15, 2023, we filed a South Dakota electric rate review filing (2022 test year) under Docket EL23-016 for an annual increase to electric rates totaling approximately $30.9 million. Our request was based on a ROE of 10.7%, a capital structure including 50.5 percent equity, and rate base of $787.3 million.

Holding Company Filings – We filed a Restructuring Plan with the state commissions in Montana, South Dakota and Nebraska and the Federal Energy Regulatory Commission (FERC). Currently, our utility businesses are held in the same legal entity. Under the proposed Restructuring Plan, we proposed to legally separate our Montana public utility business from our South Dakota and Nebraska public utility business and establish a holding company to hold the ownership interests of all of the subsidiaries. The purpose of the reorganization is to segregate our organizational structure to be more transparent and in line with the public utility industry. The Restructuring Plan does not include substantive changes in how the state public utility commissions regulate those services. We have received all necessary regulatory approvals and we expect to effectuate the Restructuring Plan by early 2024.

Power Costs and Credits Adjustment Mechanism - The MPSC's September 2022 decision approving interim rates, which are subject to refund, included an increase to the PCCAM Base of $61.1 million, effective October 1, 2022. As of June 30, 2023, we have under-collected our total Montana electric supply costs for the July 2022 through June 2023 PCCAM year by approximately $18.5 million. Absent the interim rate PCCAM Base increase, as of June 30, 2023, our under-collected position would have been approximately $58.7 million. In the current PCCAM design, under-collections are not recovered from customers until the subsequent power cost adjustment year with a change in customer rates effective annually on October 1, which has adversely affected our cash flows and liquidity.

Under the PCCAM, net costs higher or lower than the PCCAM Base (excluding qualifying facility costs) are allocated 90% to Montana customers and 10% to shareholders. For the three and six months ended June 30, 2023, we over collected supply costs for the 2022 - 2023 PCCAM year, of $18.9 million and $23.4 million, respectively, resulting in a reduction to our under collection of costs, and recorded an increase in pre-tax earnings of $2.1 million and $2.6 million, respectively (10% of the PCCAM Base cost variance). For the three and six months ended June 30, 2022, we under collected costs of $7.5 million and $14.6 million, respectively, resulting in an increase to the under collection of costs, and recorded a reduction in pre-tax earnings of $0.8 million and $1.6 million, respectively.

Our electric supply from owned and long-term contracted resources is not adequate to meet our peak-demand needs. Because of this, the volatility of market prices for energy on peak-demand days, even if only for a few days in duration, exposes us to potentially significant market purchases that could negatively impact our results of operations and cash flows. See the Electric Resource Planning - Montana section below for how we are working to address this market exposure.

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - As previously reported, in October 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality (MDEQ) and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County Generating Station's air quality permit was inadequate. On April 4, 2023, the Montana District Court issued an order finding the MDEQ's environmental analysis was

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

deficient in not addressing exterior lighting and greenhouse gases and remanded it back to MDEQ to address the deficiencies and vacated the air quality permit pending that remand. As a result of the vacatur of the permit, we paused construction. On June 8, 2023, the Montana District Court granted our motion to stay the order vacating the air quality permit pending the outcome of our notice of appeal with the Montana Supreme Court. We recommenced construction in June 2023 and expect the plant to be operational by the end of the third quarter 2024.

On May 10, 2023, Montana House Bill 971 was signed into law, preventing the MDEQ from considering climate impacts in its analysis of large projects such as coal mines and power plants, and on June 1, 2023, the MDEQ issued its supplemental air quality permit that contained the updated exterior lighting analysis, and the MDEQ indicated that no other analysis was necessary. The comment period concerning the MDEQ’s supplemental air quality permit ended on July 3, 2023. The current lawsuit, as well as additional potential legal challenges related to the Yellowstone County Generating Station, could delay the project timing and increase costs. Total costs of approximately $203.6 million have been incurred, with expected total costs of approximately $275.0 million.

Future Integrated Resource Planning - Resource adequacy in the Western third of the U.S. has been declining with the retirement of thermal power plants. Our owned and long-term contracted resources are inadequate to supply the necessary capacity we require to meet our peak-demand loads, which exposes us to large quantities of market purchases at typically high and volatile energy prices. To comply with regulatory resource planning requirements, we submitted an integrated resource plan to the MPSC on April 28, 2023.

We remain concerned regarding an overall lack of capacity in the West and our owned and long-term contracted capacity deficit to meet peak-demand loads. The construction of the Yellowstone County Generating Station and acquisition of Avista's Colstrip Units 3 and 4 interests are expected to reduce our exposure to market purchases.

Proposed EPA Rules

In May 2023, the U.S. Environmental Protection Agency (EPA) proposed new green house gas (GHG) emissions standards for coal and natural gas-fired plants. In particular, the proposed rules would (i) strengthen the current New Source Performance Standards for newly built fossil fuel-fired stationary combustion turbines (generally natural gas-fired); (ii) establish emission guidelines for states to follow in limiting carbon pollution from existing fossil fuel-fired steam generating electric generating units (including coal, oil and natural gas-fired units); and (iii) establish emission guidelines for large, frequently used existing fossil fuel-fired stationary combustion turbines (generally natural gas-fired). In addition, in April 2023, EPA proposed to amend the Mercury Air Toxics Standard (MATS). Among other things, MATS currently sets stringent emission limits for acid gases, mercury, and other hazardous air pollutants from new and existing electric generating units. We are in compliance with existing MATS requirements. The proposed amendment of the MATS would strengthen the MATS requirements, and if adopted as written, both the GHG and MATS proposed rules could have a material negative impact on our coal-fired plants, including requiring potentially expensive upgrades or the early retirement of Colstrip Unit's 3 and 4 due to the rules making the facility uneconomic.

Previous efforts by the EPA were met with extensive litigation and we anticipate a similar response if the proposed rules are adopted. As MATS and GHG regulations are implemented, it could result in additional material compliance costs. We will continue working with federal and state regulatory authorities, other utilities, and stakeholders to seek relief from any MATS or GHG regulations that, in our view, disproportionately impact customers in our region.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended June 30, 2023 Compared with the Three Months Ended June 30, 2022

Consolidated gross margin for the three months ended June 30, 2023 was $75.5 million as compared with $79.6 million in 2022, an decrease of $4.1 million, or 5.2 percent. This decrease was primarily due to lower electric and natural gas retail volumes and lower transmission revenues, higher operating and maintenance expense, and higher depreciation and depletion expense, partly offset by higher Montana interim rates associated with our ongoing rate review, which are subject to refund, higher Montana property tax tracker collections, and lower non-recoverable Montana electric supply costs.

	Three Months Ended June 30,
(in millions)	2023	2022

Reconciliation of gross margin to utility margin:
Operating Revenues (1)	$290.5	$323.0
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	67.6	95.0
Less: Operating and maintenance	54.9	53.3
Less: Property and other taxes	40.1	46.9
Less: Depreciation and depletion	52.4	48.2
Gross Margin	75.5	79.6
Operating and maintenance	54.9	53.3
Property and other taxes	40.1	46.9
Depreciation and depletion	52.4	48.2
Utility Margin (2)	$222.9	$228.0
(1) Decrease in revenues is primarily related to pass-through supply costs and non-cash regulatory amortizations. (2) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended June 30, 2023 was $222.9 million as compared with $228.0 million for the same period in 2022, an decrease of $5.1 million, or 2.2 percent.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Primary components of the change in utility margin include the following (in millions):

Utility Margin 2023 vs. 2022
Utility Margin Items Impacting Net Income
Montana interim rates (subject to refund)	$7.1
Montana property tax tracker collections	3.3
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues and lower electric supply costs	3.0
Higher Montana natural gas transportation	0.4
Lower natural gas retail volumes	(5.3)
Lower electric retail volumes	(3.5)
Lower transmission revenue due to market conditions and lower rates	(1.7)
Other	(0.4)
Change in Utility Margin Items Impacting Net Income	$2.9
Utility Margin Items Offset Within Net Income
Lower property taxes recovered in revenue, offset in property and other taxes	(7.2)
Lower operating expenses recovered in revenue, offset in operating and maintenance expense	(1.4)
Lower natural gas production taxes recovered in revenue, offset in property and other taxes	(0.4)
Higher revenue from lower production tax credits, offset in income tax expense	1.0
Change in Utility Margin Items Offset Within Net Income	(8.0)
Decrease in Consolidated Utility Margin(1)	$(5.1)
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Lower electric retail volumes were driven by unfavorable weather in Montana impacting residential demand and lower commercial demand, partly offset by customer growth and favorable weather in South Dakota. Lower natural gas retail volumes were driven by unfavorable weather in Montana, partly offset by customer growth. Interim rates in our Montana rate review were effective October 1, 2022, and are subject to refund, pending an outcome in the proceeding.

	Three Months Ended June 30,
	2023	2022	Change	% Change
($ in millions)
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$54.8	$53.3	$1.5	2.8%
Administrative and general	30.0	27.2	2.8	10.3
Property and other taxes	40.1	46.9	(6.8)	(14.5)
Depreciation and depletion	52.4	48.2	4.2	8.7
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$177.3	$175.6	$1.7	1.0%

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $177.3 million for the three months ended June 30, 2023, as compared with $175.6 million for the three months ended June 30, 2022. Primary components of the change include the following (in millions):

Operating Expenses
2023 vs. 2022
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Higher labor and benefits(1)	$4.4
Higher depreciation expense due to plant additions	4.2
Higher other state and local tax expense	0.9
Increase in uncollectible accounts	0.8
Higher insurance expense	0.4
Lower expenses at our electric generation facilities	(0.2)
Other	1.8
Change in Items Impacting Net Income	12.3

Operating Expenses Offset Within Net Income
Lower property taxes recovered in trackers, offset in revenue	(7.2)
Lower pension and other postretirement benefits, offset in other income(1)	(1.7)
Lower operating and maintenance expenses recovered in trackers, offset in revenue	(1.4)
Lower natural gas production taxes recovered in trackers, offset in revenue	(0.4)
Higher non-employee directors deferred compensation recorded within administrative and general expense, offset in other income	0.1
Change in Items Offset Within Net Income	(10.6)
Increase in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$1.7
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Consolidated operating income for the three months ended June 30, 2023 was $45.6 million as compared with $52.3 million in the same period of 2022. This decrease was primarily driven by lower electric and natural gas retail volumes, lower transmission revenues, higher operating and maintenance expense, higher administrative and general expense, and higher depreciation and depletion expense, partly offset by higher Montana interim rates associated with our ongoing rate review, which are subject to refund, higher Montana property tax tracker collections, and lower non-recoverable Montana electric supply costs.

Consolidated interest expense was $28.4 million for the three months ended June 30, 2023 as compared with $24.0 million for the same period of 2022. This increase was due to higher borrowings and interest rates, partly offset by higher capitalization of Allowance for Funds Used During Construction.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Consolidated other income was $4.1 million for the three months ended June 30, 2023 as compared with $2.9 million for the same period of 2022. This increase was primarily due to the prior year CREP penalty, partly offset by an increase in the non-service component of pension expense.

Consolidated income tax expense was $2.1 million for the three months ended June 30, 2023 as compared to $1.4 million for the same period of 2022. Our effective tax rate for the three months ended June 30, 2023 was 10.1% as compared with 4.6% for the same period in 2022.

The following table summarizes the differences between our effective tax rate and the federal statutory rate ($ in millions):

	Three Months Ended June 30,
	2023		2022
Income Before Income Taxes	$21.3		$31.2

Income tax calculated at federal statutory rate	4.5	21.0%	6.6	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.3	1.3	0.4	1.4
Flow-through repairs deductions	(1.7)	(8.0)	(3.3)	(10.6)
Production tax credits	(1.1)	(5.4)	(2.6)	(8.2)
Amortization of excess deferred income tax	(0.2)	(1.1)	(0.2)	(0.5)
Plant and depreciation flow-through items	0.2	0.9	0.4	1.3
Other, net	0.1	1.4	0.1	0.2
	(2.4)	(10.9)	(5.2)	(16.4)

Income tax expense	$2.1	10.1%	$1.4	4.6%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated net income for the three months ended June 30, 2023 was $19.1 million as compared with $29.8 million for the same period in 2022. This decrease was primarily due to lower electric and natural gas retail volumes, lower transmission revenues, higher operating and maintenance expense, higher administrative and general expense, higher depreciation and depletion expense, higher interest expense, and higher income tax expense, partly offset by higher Montana interim rates associated with our ongoing rate review, which are subject to refund, higher Montana property tax tracker collections, and lower non-recoverable Montana electric supply costs.

LIQUIDITY, NOTICES AND OTHER CONSIDERATIONS

Liquidity and Capital Resources
As of June 30, 2023, our total net liquidity was approximately $366.8 million, including $7.8 million of cash and $359.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at June 30, 2022 of $106.1 million.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Long-term Debt and Equity
We generally issue long-term debt to refinance other long-term debt maturities and borrowings under our revolving credit facilities, as well as to fund long-term capital investments and strategic opportunities. We have $100 million of debt maturing in March 2024, which we intend to refinance.

On March 30, 2023, we issued and sold $239.0 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 5.57 percent maturing on March 30, 2033. On this same day, we issued and sold $31.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.57 percent maturing on March 30, 2033. On May 1, 2023, we issued and sold an additional $30.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.42 percent maturing on May 1, 2033. These bonds were issued in transactions exempt from the registration requirements of the Securities Act of 1933. Proceeds were used to repay a portion of our outstanding borrowings under our revolving credit facilities and for other general corporate purposes. The bonds are secured by our electric and natural gas assets in Montana and South Dakota.

In June 2023, we amended our Equity Distribution Agreement to replace one of the sales agents. Pursuant to the Equity Distribution Agreement we may offer and sell shares of our common stock from time to time, having an aggregate gross sales price of up to $200.0 million, through an At-the-Market (ATM) offering program, including an equity forward sales component. This is a three-year agreement, expiring on February 11, 2024. During the three months ended June 30, 2023, we issued 188,682 shares of common stock under the ATM program at an average price of $57.83 per share, for net proceeds of $10.8 million which is net of sales commissions and other fees paid of approximately $0.1 million.

On June 29, 2023, the City of Forsyth, Rosebud County, Montana issued $144.7 million principal amount of Pollution Control Revenue Refunding Bonds (2023 Pollution Control Bonds) on our behalf. The 2023 Pollution Control Bonds were issued at a fixed interest rate of 3.88 percent maturing on July 1, 2028. The proceeds of the issuance were loaned to us pursuant to a Loan Agreement and were deposited directly with U.S. Bank Trust Company, National Association, as trustee, for the redemption of the 2.00 percent, $144.7 million City of Forsyth Pollution Control Revenue Refunding Bonds due on August 1, 2023 that had previously been issued on our behalf. Pursuant to the Loan Agreement, we are obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal and interest on the 2023 Pollution Control Bonds. Our obligations under the Loan Agreement are secured by delivery of a like amount of our Montana First Mortgage Bonds, which are secured by our Montana electric and natural gas assets. So long as we are making payments under the Loan Agreement, no payments under these mortgage bonds will be due. The 2023 Pollution Control Bonds were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

We generally issue equity securities to fund long-term investment in our business. We evaluate our equity issuance needs to support our plan to maintain a 50 - 55 percent debt to total capital ratio excluding finance leases. We anticipate issuing $63.6 million of common stock through our ATM program through the remainder of 2023.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.64 per share payable September 29, 2023 to common shareholders of record as of September 15, 2023.

2023 Earnings Guidance and Capital Expenditures Forecast
NorthWestern expects to issue 2023 earnings guidance following an outcome in the currently pending Montana general rate review. Our estimated capital expenditures for 2023 are $510 million. Over the next

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

five years (2023 to 2027) we estimate investment of $2.4 billion in our electric and natural gas transmission and distribution and electric generation infrastructure.

Earnings Per Share
Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards and forward equity sale. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	June 30, 2023	June 30, 2022
Basic computation	59,804,283	54,271,862
Dilutive effect of:
Performance share awards(1)	45,391	34,900
Forward equity sale(2)	—	834,126
Diluted computation	59,849,674	55,140,888

	Six Months Ended
	June 30, 2023	June 30, 2022
Basic computation	59,790,316	54,184,798
Dilutive effect of:
Performance share awards(1)	29,200	23,072
Forward equity sale(2)	—	772,755
Diluted computation	59,819,516	54,980,625

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.
(2) Forward equity shares are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the forward sale agreement.

As of June 30, 2023, there were 21,890 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 36,296 shares as of June 30, 2022.

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

Adjusted Non-GAAP Earnings
We reported GAAP earnings of $0.32 per diluted share for the three months-ended June 30, 2023 and $0.54 per diluted share for the same period in 2022. Adjusted Non-GAAP earnings per diluted share for the same periods are $0.35 and $0.54, respectively. A reconciliation of items not factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended June 30, 2023
	Pre-tax Income	Net(1) Income	Diluted EPS
2023 Reported GAAP	$21.3	$19.1	$0.32

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	1.8	1.3	0.03

2023 Adj. Non-GAAP	$23.1	$20.4	$0.35

Three Months Ended June 30, 2022
	Pre-tax Income	Net(1) Income	Diluted EPS
2022 Reported GAAP	$31.2	$29.8	$0.54

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(2.9)	(2.2)	(0.04)
Remove impact of CREP Penalty (not tax deductible)	2.5	2.5	0.04

2022 Adj. Non-GAAP	$30.8	$30.1	$0.54

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Earnings Webcast
NorthWestern will also host an investor earnings webcast on Wednesday, July 26, 2023, at 11:00 a.m. Eastern time to review its financial results for the quarter ending June 30, 2023. To register for the webcast, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Energy - Delivering a Bright Future
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska,

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non- GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Adjusted Non-GAAP Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:
•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;

NorthWestern Reports Second Quarter 2023 Financial Results
July 24, 2023

•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com